Exhibit 99.1

             NetScout Executive Officers Adopt 10b5-1 Trading Plans

    WESTFORD, Mass., Dec. 2 /PRNewswire-FirstCall/ -- NetScout Systems, Inc. (Nasdaq: NTCT), a leading provider of network performance management solutions, today announced the adoption of a company stock trading program in accordance with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, and NetScout's policies regarding stock transactions by executive officers. The program provides for the establishment of "blind trusts" and Rule 10b5-1 sales plans to permit executive officers to satisfy liquidity and diversification objectives and to increase the amount of company stock available to investors.
    Rule 10b5-1 sales plans and blind trusts enable executive officers, at a time when they are not aware of material non-public information, to establish means for future stock sales. Under blind trusts, executives may transfer shares into a trust whose trustee has exclusive investment control over the shares, without any subsequent influence by the executive officer. Under 10b5-1 sales plans, executives may enter into predetermined written plans directing future sales of stock, which are executed by a broker without further instructions from the officer. Blind trusts and 10b5-1 sales plans are not limited by any inside information that the officer may acquire subsequent to establishment. Under company policy, NetScout's Chief Financial Officer must approve plans prior to implementation.
    The company's co-founders and all other NetScout executive officers have agreed to sell company stock only under written 10b5-1 sales plans or blind trusts. Specifically, each co-founder has initially transferred shares amounting to less than 10% of his beneficially owned NetScout stock into a blind trust, which will be managed by an independent third-party trustee not affiliated with them or with NetScout. The company undertakes no obligation to provide information with respect to the establishment or disestablishment of blind trusts or 10b5-1 sales plans, or transfers of NetScout stock to such trusts or plans, in the future by executive officers, directors or their family members or with respect to sales under any plans.

    About NetScout Systems, Inc.
    NetScout Systems, Inc. (Nasdaq: NTCT) is a market leader and pioneer of integrated network performance management products that unify performance across the enterprise. NetScout's nGenius(R) Performance Management System is helping more than 3,000 leading companies increase their return on infrastructure investments by optimizing the performance of networks and applications according to business priorities. NetScout is headquartered in Westford, Massachusetts, and has offices worldwide. Further information is available at http://www.netscout.com.
    NetScout and the NetScout logo, and nGenius are registered trademarks of NetScout Systems, Inc.

    Contact:
     Catherine Taylor
     Director of Investor Relations
     NetScout Systems, Inc.
     978-614-4286
     IR@netscout.com

SOURCE  NetScout Systems, Inc.
    -0-                             12/02/2004
    /CONTACT: Catherine Taylor, Director of Investor Relations of NetScout Systems, Inc., +1-978-614-4286, IR@netscout.com/
    /Web site:  http://www.netscout.com/
    (NTCT)

CO:  NetScout Systems, Inc.
ST:  Massachusetts
IN:  CPR STW NET
SU:  FNC